UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   January 15, 2010

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XODTEC GROUP USA, INC.
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(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2F, No. 139, Jian 1st Rd.
Jhonghe City. Taipei County 235
Taiwan, Republic of China
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(Address of Principal Executive Offices)

(886) 02-2228-6276
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(Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930 – 9725
E-mail: alevitsky@srff.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 15, 2010, Hui-Yu Che resigned as chief financial officer and a director of Xodtec Group USA, Inc. (the “Company”).  The resignation of Ms. Che, who is the wife of the Company’s chairman, Yao-Ting Su, did not stem from any disagreement with the Company.

On January 15, 2010, the Company’s board of directors appointed Pi-Chu Lin as chief financial officer and elected Hui-Yun Lo as a director.  The board also approved the changes in office of Yao-Ting Su, the Company’s chairman and president, and Chao-Wu Chou, the Company’s chief executive officer, to the following:

Yao-Ting Su – Chairman and Chief Executive Officer

Chao-Wu Chou -- President and Chief Operating Officer.

Ms. Lo shall receive an initial salary of NT$50,000 (approximately US$1,570) per month and is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

Ms. Lo, 45, has served as president of the Company’s subsidiary, Xodtec Technology Co., Ltd., since February 2005.  Prior to Ms. Lo’s employment with the Company, she served as President of Dzone Biotechnology Co., Ltd. from 2004 to August 2005.  Ms. Lo studied at the National Taipei College of Business.

Ms. Lin, 36, served as vice manager of the Company's financial and accounting department from July 1, 2009 until January 2010, when she was appointed chief financial officer. Prior to Ms. Lin's employment with the Company, she was employed at Her-Mei Electronic from April 2007 to July 2009 serving as manager of the management accounting department where she was responsible for tax planning, internal auditing, financial analysis, and personnel management. From December 2005 until March 2007, Ms. Lin was employed at Orter Technologies Inc. as controller.  From August 2003 to November 2005, Ms. Lin served as accounting manager for San Jose Navigation, Inc., a GPS hardware and turnkey solution manufacturer. Ms. Lin received her undergraduate degree from Jinwen University of Science and Technology.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2010		Xodtec Group USA, Inc.

	By:	/s/ Yao-Ting Su
Yao-Ting Su
Chief Executive Officer

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